MARTIN & PRITCHETT, P.A.
Securities Attorneys
17115 KENTON DRIVE, SUITE 202A
CORNELIUS, NC 28031
TELEPHONE
704-584-0268
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IN NC, NY AND UT
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704-895-1528

November 5, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Mail Stop 3561
Washington, D. C. 20549-7010

ATTN:       Tia L. Jenkins
Senior Assistant Chief Accountant

Re:              China Forestry, Inc.
Form 10-KSB for Fiscal Year Ended December 31, 2007
Filed May 15, 2008
Form 10-Q/A for the Fiscal Quarter Ended March 31, 2008
and Form 10-Q for the Fiscal Quarter Ended June 30, 2008
Filed August 14, 2008
File No. 000-25765

Dear Ms. Jenkins:

We are in receipt of the Commission’s comment letter dated October 24, 2008 (the “Comment Letter”) with respect to the three above-referenced filings of China Forestry, Inc.

Pursuant to our conversation today you have granted China Forestry an extension until November 21, 2008 to respond to the Comment Letter and it will respond by that date.

Thank you very much for your assistance.

Sincerely,

MARTIN & PRITCHETT, P.A.

By /s/ Harold H. Martin
      Harold H. Martin
      Partner